Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “KALEYRA, INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF MARCH, A.D. 2023, AT 3:44 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINTH DAY OF MARCH, A.D. 2023 AT 12:01 O’CLOCK A.M.

6527093 8100	Authentication: 202868850
SR# 20230915720	Date: 03-08-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:44 PM 03/08/2023 FILED 03:44 PM 03/08/2023 SR 20230915720 - File Number 6527093

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KALEYRA, INC.

Kaleyra, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.

The name of the Corporation is Kaleyra, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 9, 2017, under the name GigCapital, Inc.

2.

This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Second Amended and Restated Certificate of Incorporation.

3.	The amendment to the existing Second Amended and Restated Certificate of Incorporation being effected hereby is as follows:

a.	Add the following paragraph at the end of the Fourth Section as a new Section 4.5:

“Section 4.5 Reverse Stock Split. Upon this Amendment to the Amended and Restated Certificate becoming effective pursuant to the DGCL (the “Reverse Stock Split Effective Time”), each three and one-half (3.5) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.”

4.	This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Time on Thursday, March 9, 2023.

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(Signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 8th day of March, 2023.

KALEYRA, INC.

By:
Name: Dario Calogero
Title: Chief Executive Officer

[Signature Page to Certificate of Amendment]